EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-113746, 333-160612,333-235579, 333-33100, and 333-71573 on Forms S-8 of Ingredion Incorporated of our report dated June 27, 2025 appearing in this Annual Report on Form 11-K of the Ingredion Incorporated Retirement Savings Plan for Hourly Employees for the year ended December 31, 2024.

/s/Crowe LLP
Crowe LLP

Oak Brook Terrace, Illinois
June 27, 2025